Exhibit 4.1

INTERCOMPANY REVOLVING CREDIT AGREEMENT

             This INTERCOMPANY REVOLVING CREDIT AGREEMENT is dated as of November 9, 2005 and is among UNITED STATES CELLULAR CORPORATION, a Delaware corporation (referred to herein as the “Borrower” or as the “Company”) and TELEPHONE AND DATA SYSTEMS, INC., a Delaware corporation (referred to herein as the “Lender” or as “TDS”).

The Company has requested that TDS extend, and TDS has agreed to so extend, a revolving credit facility to the Company as described herein.

Accordingly, solely on the terms and conditions set forth herein, the parties hereto hereby agree as follows:

SECTION 1. DEFINED TERMS.

        Certain capitalized terms used in this Agreement are defined in Schedule I; references to a “Section” or a “Schedule” are, unless otherwise specified, references to a Section of this Agreement or a Schedule attached to this Agreement.

SECTION 2. THE REVOLVING CREDIT FACILITY.

        Section 2.1. Commitment to Lend. Subject to the terms and conditions set forth in this Agreement, Lender agrees to lend to the Borrower and the Borrower may borrow, repay, and reborrow from time to time between the date of this Agreement and the Maturity Date, upon notice by the Borrower to the Lender given in accordance with Section 2.2, such sums as may be requested by the Borrower up to a maximum aggregate principal amount outstanding (after giving effect to all Loans then being requested) at any one time equal to the Commitment Amount; provided that the sum of the aggregate principal amount of all of the Loans at any time outstanding (after giving effect to all Loans then being requested) shall not exceed $105,000,000. Each request for a Loan shall constitute a representation by the Borrower that the conditions set forth in Section 4.1, in the case of the initial Loans made hereunder, and Section 4.2, in the case of all Loans, have been satisfied on the date of such request. Each Loan shall be denominated in U.S. Dollars.

        Section 2.2. Request for Borrowing. Whenever the Borrower desires to obtain a Loan hereunder or to convert an outstanding Loan into a Loan of another type provided for in this Agreement, the Borrower shall give to the Lender written notice in the form of Exhibit A hereto (or telephonic notice confirmed in a writing in the form of Exhibit A hereto), which written notice must be received by the Lender no later than (i) noon, Chicago time, on the day on which the requested Loan is to be made as, or converted to, a Base Rate Loan, and (ii) noon, Chicago time, on the date two (2) Business Days before the day on which the requested Loan is to be made as, or converted to, a Eurodollar Rate Loan. Each such notice (a “Loan Request”) shall specify the type of Loan (i.e., Base Rate Loan or Eurodollar Rate Loan), the Drawdown Date, or (as the case may be) the date of conversion, and principal amount of each Loan or the principal portion thereof to be converted, the interest rate option to be applicable thereto, and the duration of the applicable Interest Period, if any (subject, in any case, to the provisions of the definition of the term “Interest Period”), and shall be substantially in the form of Exhibit A; provided, however, that when any Default or Event of Default is continuing, no Base Rate Loan may be converted into a Eurodollar Rate Loan. Each Loan Request shall be irrevocable and binding on the Borrower, and shall obligate the Borrower to accept the Loan of the type requested from the Lender on the proposed Drawdown Date or (as the case may be) to convert the Loan or a portion thereof as requested. Each Loan Request shall be in a minimum amount of $3,000,000 or an integral multiple of $250,000 in excess thereof.

Section 2.3. Facility Fee, Utilization Fee.

             (i)           The Borrower agrees to pay to the Lender a facility fee (the “Facility Fee”) calculated daily on the Commitment Amount in effect on such date at the per annum rate equal to that amount set forth on Schedule II in the row headed “Facility Fee” beneath the column for the Debt Rating in effect for such date. The accrued and unpaid amount of the Facility Fee shall be due and payable in arrears on the Maturity Date.

             (ii)          The Borrower agrees to pay to the Lender a utilization fee (the “Utilization Fee”) calculated daily on the principal amount of Loans outstanding on each day (the “Utilization Amount”) at the per annum rate equal to one tenth of one percent (0.10%) for each day on which the Utilization Amount exceeds $52,500,000. The accrued and unpaid amount of such Utilization Fee shall be due and payable in arrears on the Maturity Date.

        Section 2.4. Reduction in Commitment Amount. The Borrower shall have the right at any time and from time to time upon five (5) Business Days’ prior written notice to the Lender to reduce by $5,000,000 or an integral multiple of $1,000,000 in excess thereof, or terminate entirely the unborrowed portion of, the Commitment Amount, whereupon the Commitment of the Lender shall be reduced by the amount specified in such notice or, as the case may be, terminated. No reduction of the Commitment Amount may be reinstated. Notwithstanding the foregoing, upon the effective date of any such termination, the Borrower shall pay to the Lender the full amount of any Facility Fee then accrued and unpaid with respect to the portion of the Commitment Amount so reduced.

        Section 2.5. Note.  The Loans shall be evidenced by a promissory note of the Borrower in substantially the form of Exhibit B hereto (the “Note”), dated the date hereof, completed with appropriate insertions and payable to the order of the Lender in a principal amount equal to the Lender’s Commitment. The Borrower irrevocably authorizes the Lender to make or cause to be made, at or about the time of receipt of any payment of principal on the Note, an appropriate notation reflecting such payment on the note record (the “Note Record”) attached to the Note. The outstanding amount of the Loans set forth on such Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to the Lender, but the failure to record, or any error in so recording, any such amount on such Note Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under the Note to make payments of the principal of or interest on the Note when due.

Section 2.6. Optional Repayments of Loans. The Borrower shall have the right, at its election, to repay the outstanding amount of any Loans, as a whole or in part, at any time

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without penalty or premium; provided that in the case of any full or partial prepayment of the outstanding amount of any Eurodollar Rate Loans prior to the end of the Interest Period applicable thereto, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 2.8. The Borrower shall give the Lender, no later than noon (Chicago time), at least two (2) Business Days’ prior notice of any proposed repayment of the Loans specifying the proposed date of repayment and the principal amount to be paid, which notice, if not in writing, shall be promptly confirmed in writing. Each such partial payment of Loans shall be in a minimum amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof. Each repayment pursuant to this clause shall be accompanied by the payment of accrued interest on the principal repaid to the date of payment.

Section 2.7. Interest on Loans; Payments of Interest; Interest Period Options.

             (i)           Except as otherwise provided by Section 2.10, each Base Rate Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Base Rate in effect from time to time, which rate shall change contemporaneously with any change in the Base Rate.

             (ii)          Except as otherwise provided by Section 2.10, each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof, for each Interest Period applicable thereto, at a rate per annum equal to the Eurodollar Rate determined for such Interest Period, plus the applicable Margin Percentage as in effect on the first day of such Interest Period.

(iii) The Borrower absolutely and unconditionally promises to pay all interest accrued on each Loan in arrears on each Interest Payment Date with respect thereto.

             (iv)          Upon written notice (a “Continuation Request”) given to the Lender in the form of Exhibit A hereto no later than noon (Chicago time) at least two (2) Business Days prior to the expiration of any Interest Period applicable to any Eurodollar Rate Loan, the Borrower may elect to continue such Eurodollar Rate Loan upon the expiration of the then applicable Interest Period for another Interest Period of the duration specified in such notice; provided, however, that no Eurodollar Rate Loan may be continued as a Eurodollar Rate Loan when any Default or Event of Default is continuing, and on the last day of the then current Interest Period with respect thereto each Eurodollar Rate Loan shall convert to a Base Rate Loan; and provided further, that the Eurodollar Rate Loans to which a particular Interest Period applies shall be in an aggregate principal amount of $3,000,000 or an integral multiple of $250,000 in excess thereof.

        Section  2.8. Indemnity. The Borrower agrees to indemnify the Lender and to hold the Lender harmless from any loss or expense that the Lender may sustain or incur as a consequence of (i) a default by the Borrower in payment of the principal amount of or interest on any Loans, including any such loss or expense arising from interest or fees payable by the Lender to lenders of funds obtained by it in order to maintain its Loans, (ii) default by the Borrower in making a borrowing after the Borrower has given (or is deemed to have given) a Loan Request or a Continuation Request in accordance with Section 2.2 or clause (iv) of Section 2.7, as applicable, other than as a result of a default by the Lender, (iii) the making of any payment of a Loan on a day that is not the last day of the applicable Interest Period

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with respect thereto, including interest or fees payable by the Lender to lenders of funds obtained by it in order to maintain any such Loan or (iv) default by the Borrower in making any repayment of a Loan after the Borrower has given a notice in accordance with Section 2.6. This covenant shall survive the termination of this Agreement and payment in full of the amounts due hereunder.

        Section 2.9. Calculation of Interest and Fees. All computations of interest on Eurodollar Rate Loans and the Facility Fee shall be based on a 360 day year and paid for the actual number of days elapsed. All computations of interest on Base Rate Loans shall be based on a 365/366 day year and paid for the actual number of days elapsed. Except as otherwise specifically provided herein, whenever a payment hereunder or under the Note becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The outstanding principal amount of the Loans as reflected on the Note Record from time to time shall be considered conclusive and binding (absent manifest mathematical error) on the Borrower unless, within seven (7) Business Days after receipt of any notice by the Lender of such outstanding amount, the Borrower shall notify the Lender to the contrary.

        Section 2.10. Interest on Overdue Amounts. Overdue principal of, and (to the extent permitted by applicable law) overdue interest on, the Loans and all other overdue amounts payable hereunder or under the Note shall bear interest compounded daily and payable on demand by the Lender at a rate per annum which is two percent (2%) above the per annum interest rate otherwise applicable to Base Rate Loans or (in the case of overdue principal of Eurodollar Rate Loans) applicable to Eurodollar Rate Loans, until such overdue amount shall be paid in full (after as well as before judgment).

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to the Lender as of the date hereof and on each Drawdown Date that:

        Section 3.1. Incorporation; Good Standing. Each of the Company and its Material Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, (ii) has all requisite corporate power and authority and legal right to own and operate its property, to lease the property it operates as lessee and to conduct its business as now conducted and as presently contemplated, and (iii) is in good standing as a foreign corporation and is duly authorized to do business in each jurisdiction where such qualification is necessary except where (x) a failure to be so qualified would not have a Material Adverse Effect or (y) the Company or such Subsidiary has applied for qualification to do business in such jurisdiction and such application is pending.

        Section 3.2. Authorization; Enforceability. (a) The execution, delivery and performance of this Agreement and the Note and the transactions contemplated hereby and thereby (i) are within the corporate authority and legal right of the Company, (ii) have been duly authorized by all necessary corporate proceedings, (iii) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Company is subject or any judgment, order, writ, injunction, license or permit applicable to the Company

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which would have a Material Adverse Effect and (iv) do not conflict with any provision of the corporate charter or bylaws of, or any agreement or other instrument binding upon, the Company.

        (b)    The execution and delivery of this Agreement and the Note will result in valid and legally binding obligations of the Company enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

        Section 3.3. Approvals. The execution, delivery and performance by the Company of this Agreement and the Note and the Company’s payment and performance of the obligations contemplated hereby and thereby do not require the Company to obtain the approval or consent of, to make a filing with, or to perform or obtain the performance of any other act by or in respect of any Governmental Authority or any other Person other than those already obtained or performed.

SECTION 4. CONDITIONS OF PRECEDENT.

Section 4.1. Conditions to Initial Borrowing. The obligation of the Lender to make Loans hereunder shall not become effective until the date on which the Lender shall have received from the Borrower:

        (a)    (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Lender (which may include facsimile or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;

        (b)    a certificate of the secretary or assistant secretary of the Borrower in form and substance acceptable to the Lender certifying (i) the currency and authenticity of the resolutions of the board of directors of the Borrower authorizing its execution, performance and delivery of this Agreement and the Note, (ii) the names, signatures and incumbency of the officers of the Borrower authorized to execute this Agreement and the Note and (iii) the currency and authenticity of the certificate of incorporation and bylaws of the Borrower.

Section 4.2. Conditions to Each Loan. The obligation of the Lender to make a Loan on each requested Drawdown Date is subject to the satisfaction of the following conditions:

        (a)    The representations and warranties of the Borrower set forth in this Agreement shall be true and correct on and as of the date of the making of such Loan, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date; and

(b) At the time of the making of, and immediately after giving effect to, such Loan, no Default or Event of Default shall have occurred and be continuing.

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SECTION 5. AFFIRMATIVE COVENANTS.

The Company covenants that, so long as any Loan is outstanding or the Lender has any obligation to make a Loan hereunder:

Section 5.1. Payment of the Note.

(a) The Company shall promptly pay the principal of and interest on the Loans and the Facility Fee and the Utilization Fee, in each case, on the dates and in the manner provided herein.

(b) The Company shall pay interest on overdue principal, on overdue installments of interest and on all other overdue amounts, in each case, in the manner provided herein.

        Section 5.2. Notices. The Company shall deliver to the Lender promptly, and in any event within five days after a Responsible Officer becomes aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto.

        Section 5.3. Compliance with Law. The Company will and will cause each of its Subsidiaries to comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, to the extent necessary to ensure that noncompliance with such laws, ordinances or governmental rules or regulations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided, that, no delay in the filing of required reports with the Securities and Exchange Commission by the Company or any of its Subsidiaries shall be deemed to have a Material Adverse Effect.

        Section 5.4. Payment of Taxes and Claims. The Company will and will cause each of its Subsidiaries to pay when due all taxes, assessments and other liabilities, except and so long as contested in good faith, provided that appropriate reserves, in accordance with GAAP, have been established with respect to any such contested amounts.

        Section 5.5. Corporate Existence, etc. The Company will at all times preserve and keep in full force and effect, and will cause each Subsidiary to preserve and keep in full force and effect, its corporate existence and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        Section 5.6. Financial Information. The Company shall keep adequate records and books of account with respect to its and its Subsidiaries’ business activities in which proper entries are made in accordance with accounting policies and procedures applicable to TDS and its Subsidiaries.

        Section 5.7. Use of Proceeds of Note. The Company will apply the proceeds of the Loans for working capital and other general corporate purposes. No part of the proceeds from the Loans will be used for any purpose that would violate regulations of the Board of Governors of the Federal Reserve System in respect of margin lending.

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SECTION 6. NEGATIVE COVENANTS.

The Company covenants that so long as any Loan is outstanding or the Lender has any obligation to make a Loan hereunder:

        Section 6.1. Limitation of Liens. The Company shall not create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Liens securing Debt upon any of their properties, whether now owned or hereafter acquired, except Liens permitted from time to time under the Existing Credit Agreement.

Section 6.2. Limitation on Sales, Consolidation, Merger, Etc.

        (a)    Except to the extent permitted from time to time under the Existing Credit Agreement, the Company shall not complete, and shall not permit any of its Subsidiaries to complete, a Sale if a Default or Event of Default is continuing, or would result immediately after giving effect to such Sale.

        (b)    Nothing contained in this Agreement shall prevent any consolidation of the Company with or merger of the Company into any other Person or Persons organized under the laws of the United States or any state thereof (whether or not affiliated with the Company), or successive consolidations or mergers to which the Company or its successor or successors shall be a party or parties, provided, that, and the Company hereby consents and agrees that, upon any such consolidation or merger, the due and punctual payment of the principal of and interest on this Agreement and the due and punctual performance and observance of all of the covenants, conditions and other obligations of this Agreement to be performed and observed by the Company, shall be expressly assumed by the Person formed by such consolidation or merger, and provided, further, that immediately before and after giving effect to any such transaction, no Default or Event of Default shall exist.

        (c)    Nothing contained in this Agreement shall prevent any consolidation of any Subsidiary of the Company with, or merger of any Subsidiary of the Company into, any other Person or Persons organized under the laws of the United States or any state thereof (whether or not affiliated with the Company), or successive consolidations or mergers to which any such Subsidiary of the Company or its successor or successors shall be a party or parties, provided that, immediately before and after giving effect to any such transaction, no Default or Event of Default shall exist.

        Section 6.3. Limitation on Sale and Leaseback. Except to the extent permitted from time to time under the Existing Credit Agreement, the Company shall not enter into any Sale and Leaseback Transaction if immediately before or after giving effect to such transaction a Default or Event of Default shall exist.

        Section 6.4. Indebtedness. Except to the extent permitted from time to time under the Existing Credit Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, incur any Debt if a Default or Event of Default exists or will occur immediately after giving effect thereto as a consequence of the incurrence of such Debt.

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SECTION 7. EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

        (a)    the Company defaults in the payment of any principal on the Loan for more than five (5) days after it becomes due and payable, whether on the Maturity Date, at a date fixed for prepayment or by declaration or otherwise; or

(b) the Company defaults in the payment of any interest on the Loans or any other amount due hereunder for more than fifteen (15) calendar days after the same becomes due and payable; or

        (c)    the Company defaults in the performance of or compliance with any term contained in Sections 5 or 6 for a period of thirty (30) days after receipt of written notice from the Lender to comply with any of such terms; or

        (d)    any representation or warranty made in writing by or on behalf of the Company in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

        (e)    the Company or any of its Subsidiaries shall fail to observe or perform any term, covenant or agreement relating to or contained in any instrument or agreement evidencing or securing any obligation for borrowed money which results in the acceleration (whether by declaration or automatically) of such indebtedness in an aggregate amount equal to or greater than $100,000,000;

        (f)    the Company or any of its Material Subsidiaries shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of the Company or any of its Material Subsidiaries or of any substantial part of the assets of the Company or any of its Material Subsidiaries or shall commence any case or other proceeding relating to the Company or any of its Material Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against the Company or any of its Material Subsidiaries and the Company or any of its Material Subsidiaries shall indicate its approval thereof, consent thereto or acquiescence therein; or

        (g)    a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating the Company or any of its Material Subsidiaries bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of the Company or any Material Subsidiary of the Company in an involuntary case under federal bankruptcy laws as now or hereafter constituted.

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SECTION 8. REMEDIES ON DEFAULT, ETC.

Section 8.1. Acceleration; Termination of Commitments.

        (a)    If an Event of Default with respect to the Company described in clause (f) or (g) of Section 7 has occurred, all outstanding principal and interest and other outstanding amounts hereunder shall automatically become immediately due and payable without any requirement of notice from the Lender.

        (b)    If any other Event of Default has occurred and is continuing, the Lender may at any time at its option, by notice to the Company, declare all outstanding principal and accrued and outstanding interest on the Loans and all other outstanding amounts hereunder to be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower.

        (c)    If any one or more of the Events of Default with respect to the Company described in clause (f) or (g) of Section 7 has occurred, any unused portion of the Lender’s Commitment hereunder shall forthwith terminate and the Lender shall be relieved of all obligations to make Loans hereunder. If any other Event of Default shall have occurred and be continuing, the Lender may at any time at its option by notice to the Company terminate all or any part of the unused portion of its Commitment hereunder, and, upon such notice being given, such unused portion of its Commitment hereunder shall terminate immediately and the Lender shall be relieved of all further obligations to make Loans hereunder.

        Section 8.2. Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether principal of and accrued and unpaid interest on the Loans and other outstanding amounts hereunder shall have become or have been declared immediately due and payable under Section 8.1, the Lender may proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained in herein, or for an injunction against a violation of any of the terms thereof, or in aid of the exercise of any power granted thereby or by law or otherwise, provided, that, the maturity of the Loans may be accelerated only in accordance with Section 8.1.

        Section 8.3. No Waivers or Election of Remedies, Expenses, etc. No course of dealing and no delay on the part of the Lender in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice the Lender’s rights, powers or remedies. No right, power or remedy conferred by this Agreement upon the Lender shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.

SECTION 9. PAYMENTS.

        Section 9.1. Place of Payment. Subject to Section 9.2, payments of principal, interest and other outstanding amounts hereunder which become due and payable shall be made in Chicago, Illinois at the principal office of the Lender. The Lender may at any time, by notice to the Borrower, change the place of payment so long as such place of payment shall be

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either the principal office of the Company in such jurisdiction or the office of a bank or trust company in such jurisdiction.

        Section 9.2. Home Office Payment. So long as TDS shall be the sole Lender, and notwithstanding anything contained in Section 9.1 to the contrary, the Borrower will pay all sums becoming due for principal, interest and other outstanding amounts hereunder by procedures normally used to exchange payments between TDS and the Borrower, or by such other method or at such other address as TDS shall have from time to time specified to the Company in writing for such purpose. Upon request of the Borrower made concurrently with, or reasonably promptly after, payment or prepayment in full of all obligations hereunder, TDS shall surrender the Note for cancellation, reasonably promptly after any such request, to the Borrower at its principal executive office.

SECTION 10. AMENDMENT AND WAIVER.

        Section 10.1. Requirements. This Agreement may be amended, and the observance of any term of this Agreement may be waived (either retroactively or prospectively), with (and only with) the written consent of the Borrower and the Lender.

SECTION 11. NOTICES.

        (a)    All notices and other communications pertaining to this Agreement shall be in writing and shall be deemed to have been duly given upon the receipt thereof by the other party. Such notices shall be delivered by hand, or telecopied with telephone confirmation of receipt, or mailed, certified or registered mail with postage prepaid, or sent by overnight courier:

If to the Borrower, to it at:

United States Cellular Corporation 8410 West Bryn Mawr Avenue, Suite 700 Chicago, Illinois 60631 Attention: President Telephone: 773-399-8903 Telecopier: 773-399-8959

With copies to:

Sidley Austin Brown & Wood LLP Chase Tower 10 South Dearborn Chicago, Illinois 60603 Attention: Stephen P. Fitzell, Esq. Telephone: 312-853-7000 Telecopier: 312-853-7036

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If to TDS, to:

Telephone and Data System, Inc. 30 North LaSalle, 40th Floor Chicago, Illinois 60602 Attention: President Telephone: 312-630-1900 Telecopier: 312-630-9299

With copies to:

Sidley Austin Brown & Wood LLP Chase Tower 10 South Dearborn Chicago, Illinois 60603 Attention: William S. DeCarlo, Esq. Telephone: (312) 853-7000 Telecopier: (312) 853-7036

or to such other Person or address as shall be furnished to the other party in writing.

SECTION 12. ASSIGNMENTS AND TRANSFERS.

        The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any other attempted assignment or transfer by any party hereto shall be null and void), and the Lender may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Borrower. Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement or the Note.

SECTION 13. INDEMNIFICATION.

        The Borrower agrees to (i) reimburse any present and prior Lender for any reasonable costs and expenses (including, without limitation, reasonable attorneys’ and paralegals’fees and expenses) incurred by such present and prior Lender in enforcing any rights under this Agreement or defending any suit brought against such Lender by the Borrower or any other Person in connection with the transactions contemplated by this Agreement, except if the same is directly due to the willful misconduct or gross negligence of such present or prior Lender, and (ii) indemnify and hold all present and prior Lenders and their respective officers, directors, employees, partners, Affiliates, attorneys and agents (collectively, the “Indemnitees”) harmless from and against any and all liabilities, obligations, losses (other than loss of profits), damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred and reasonably paid by the Indemnitees, arising from or in connection with the negotiation, preparation, execution, delivery, enforcement, performance and administration of this Note or any other document executed in connection herewith; provided, however, the

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Borrower shall have no obligation to any Indemnitee with respect to any matter caused by or resulting from the willful misconduct or gross negligence of such Indemnitee. To the extent that the indemnity set forth in this Section may be unenforceable because it violates any law or public policy, the Borrower shall pay the maximum portion which it is permitted to pay under applicable law. Any Indemnitee will promptly notify the Borrower of the commencement of any legal proceeding which may give rise to any indemnified liability under the foregoing indemnity and shall permit the Borrower to participate in the defense of such Indemnitee in any such proceeding. The foregoing indemnity shall survive the termination of this Agreement.

SECTION 14. MISCELLANEOUS.

        Section 14.1. Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto shall be binding upon and inure to the benefit of their respective permitted successors and assigns (including, without limitation, any subsequent Lenders) whether so expressed or not.

        Section 14.2. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

        Section 14.3. Construction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

        Section 14.4. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF ILLINOIS, EXCLUDING CHOICE OF LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

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IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of November 9, 2005.

UNITED STATES CELLULAR CORPORATION, as the Borrower

By:	/s/ John E. Rooney

John E. Rooney
President and Chief Executive Officer

By:	/s/ Kenneth R. Meyers

Kenneth R. Meyers
Executive Vice President-Finance, Chief Financial Officer and Treasurer

TELEPHONE AND DATA SYSTEMS, INC., as the Lender

By:	/s/ LeRoy T. Carlson, Jr.

LeRoy T. Carlson, Jr.
President and Chief Executive Officer

By:	/s/ Sandra L. Helton

Sandra L. Helton
Executive Vice President and Chief Financial Officer

SIGNATURE PAGE TO INTERCOMPANY REVOLVING CREDIT AGREEMENT IN FAVOR OF UNITED STATES CELLULAR CORPORATION
SCHEDULE I

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Administrative Agent” means the administrative agent for the Existing Lenders under the Existing Credit Agreement from time to time.

        “Affiliate”as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement”means this Intercompany Revolving Credit Agreement, including the Schedules and Exhibits hereto, as amended, supplemented or otherwise modified and from time to time in effect.

“Base Rate” has the meaning assigned to such term in the Existing Credit Agreement.

“Base Rate Loan” means any Loan bearing interest determined by reference to the Base Rate.

“Basis Point” means one one-hundredth of one percent (0.01%).

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in Chicago, Illinois are required or authorized to be closed.

        “Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Code”means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Commitment”means with respect to the Lender, $105,000,000, as the same may be reduced in accordance with the terms of this Agreement from time to time.

“Commitment Amount” means $105,000,000, as the same may be reduced in accordance with the terms of this Agreement from time to time.

“Company”is defined in the introductory paragraph to this Agreement.

        “Debt”means, with respect to the Company or any Subsidiary, any obligation to repay money, and indebtedness evidenced by notes, bonds, debentures or similar obligations, any obligation under a conditional sale or other title retention agreement, any obligation of others secured by any asset of the Company or any Subsidiary, whether or not such obligation is assumed by such Person, any Guaranty of the obligation of others, all Capital Lease obligations, and any reimbursement obligations (whether contingent or otherwise) in respect of letters of credit, bankers acceptances and similar instruments, provided, however, that Debt shall not include performance bonds, franchise bonds, obligations to reimburse drawings under letters of credit issued in lieu of performance or franchise bonds and other obligations of like nature, trade payables, and accrued liabilities and subscriber advance payments and deposits, arising in the ordinary course of business.

        “Debt Rating” means, at the relevant time of reference thereto, the debt rating issued by S&P or Moody’s with respect to unsecured indebtedness of the Borrower not maturing within twelve months and not by its terms or pursuant to any other contractual arrangement subordinated in right of payment to other indebtedness of the Borrower.

“Default”means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Drawdown Date” means the date on which any Loan is made or is to be made in accordance with Section 2.

“Eurodollar Rate” has the meaning assigned to such term in the Existing Credit Agreement.

“Eurodollar Rate Loans” means Loans bearing interest calculated by reference to the Eurodollar Rate.

“Event of Default” is defined in Section 8.

        “Existing Credit Agreement” means the Amended and Restated Revolving Credit Agreement dated as of December 9, 2004, among the Company, as borrower, the Administrative Agent and the Existing Lenders party thereto, as amended, supplemented or otherwise modified and in effect from time to time.

“Existing Lenders” means the financial institutions identified in Schedule 1.1(a) of the Existing Credit Agreement and their permitted successors and assigns.

“Facility Fee” is defined in Section 2.3(i).

“GAAP”means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means (a) the government of

(i) the United States of America or any State or other political subdivision thereof, or

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(ii) any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

        “Guaranty”means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a) to purchase such indebtedness or obligation or any property constituting security therefor;

        (b)       to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

        (c)       to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

        In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

        “Interest Period” means with respect to each Eurodollar Rate Loan, (a) initially, the period commencing on the date such Loan is made and ending on the last day of a period of either seven (7) days, if available, or 1 month, as selected by the Borrower in a Loan Request for any Eurodollar Rate Loan, and (b) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such Eurodollar Rate Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Continuation Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

             (i)       if any Interest Period with respect to any Eurodollar Rate Loan would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

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             (ii)      if the Borrower shall fail to give a Continuation Request as provided in Section 2.7(iv) with respect to any Eurodollar Rate Loan, the Borrower shall be deemed to have requested that a seven (7) day Interest Period apply to such Eurodollar Rate Loan commencing on the last day of the then current Interest Period with respect thereto;

             (iii)     any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month unless such Interest Period is a seven (7) day Interest Period;

(iv) the Borrower may not select an Interest Period for any Loan that would extend beyond the scheduled Maturity Date; and

(v) at no time may the total number of Interest Periods applicable to Eurodollar Rate Loans exceed five (5).

“Interest Payment Date” means (a) as to any Eurodollar Rate Loan, the last Business Day of such Interest Period, and (b) as to any Base Rate Loan, the last Business Day of each calendar month.

“Indemnitees”is defined in Section 13.

“Lender”is defined in the introductory paragraph to this Agreement.

        “Lien”means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person.

“Loan Request” is defined in Section 2.2.

“Loans”means, collectively, the loans advanced to the Borrower by the Lender pursuant to this Agreement.

        “Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement or the Note, or (c) the validity or enforceability of this Agreement or the Note.

        “Material Subsidiary” means United States Cellular Operating Company and United States Cellular Investment Company and any other Subsidiary that would at any time constitute a “significant subsidiary” (as such term is defined in Regulation S-X of the Securities and Exchange Commission on the date hereof) of the Company.

“Margin Percentage” means at the relevant time of reference hereto, the applicable rate per annum, expressed in Basis Points, set forth in the table attached hereto as Schedule

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II beneath the column for the applicable Debt Rating in the row labeled “Margin Percentage”, as adjusted in accordance with the paragraph below such table.

        “Maturity Date” means the earliest of (i) December 23, 2005, (ii) the date on which the outstanding Loans are declared or become due and payable or the Commitment is terminated pursuant to the terms of the Agreement and (iii) the date on which the Borrower first borrows funds hereafter under the Existing Credit Agreement.

“Moody’s”means Moody’s Investors Service, Inc.

“Person”means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

“property ” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

        “Responsible Officer” means the Chairman, the President, the Executive Vice President —Finance and any other officer of the Company with responsibility for the administration of the relevant portion of this Note.

“S&P”means Standard & Poor’s Rating Group, a division of The McGraw-Hill Companies, Inc. and its successors.

        “Sale”means any sale, transfer or other disposition of assets (other than by means of a simultaneous exchange of assets of a similar type and having a comparable value), whether in one transaction or a series of related transactions.

        “Sale and Leaseback Transaction” means any arrangement with any Person other than a Subsidiary providing for the leasing (as lessee) by the Company of any property (except for temporary leases for a term, including any renewal thereof, of not more than three (3) years), which property has been or is to be sold or transferred by the Company to any Person in contemplation of or in connection with such arrangement.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

        “Subsidiary”means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

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“TDS”is defined in the introductory paragraph to this Agreement.

“Utilization Amount” is defined in Section 2.3(ii).

“Utilization Fee”is defined in Section 2.3(ii).

        “Wholly-owned,”when used in connection with any Subsidiary, means a Subsidiary of which all of the issued and outstanding shares of stock (except shares required as directors’ qualifying shares) and all Debt shall be owned by the Company and/or one or more of its Wholly-owned Subsidiaries.

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SCHEDULE II PRICING GRID (Basis Points per annum)

Debt Rating	Level 1	Level 2	Level 3	Level 4	Level 5	Level 6

	If Borrower's long-term senior unsecured debt is rated at least A by S&P or at least A2 by Moody's	If Borrower's long-term senior unsecured debt is rated less than Level 1 but at least A- by S&P or at least A3 by Moody's	If Borrower's long-term senior unsecured debt is rated less than Level 2 but at least BBB+ by S&P or Baa1 by Moody's	If Borrower's long-term senior unsecured debt is rated less than Level 3 but at least BBB by S&P or Baa2 by Moody's	If Borrower's long-term senior unsecured debt is rated less than Level 4 but at least BBB- by S&P or Baa3 by Moody's	If Borrower's long-term senior unsecured debt is rated less than BBB- by S&P and less than Baa3 by Moody's

Facility Fee	8.0 bps	10.0 bps	15.0 bps	20.0 bps	25.0 bps	30.0 bps

Margin Percentage	27.0 bps	30.0 bps	45.0 bps	60.0 bps	75.0 bps	95.0 bps

Debt Ratings shall be determined by reference to the ratings on the Borrower’s senior unsecured credit facilities by S&P and by Moody’s. If the Debt Ratings differ by one level, the higher rating will apply for purposes of determining the Facility Fee and the Margin Percentage for Eurodollar Rate Loans. If the Debt Ratings differ by more than one level, the rating which is one level above the lower rating will apply for purposes of determining the Facility Fee and the Margin Percentage for Eurodollar Rate Loans.

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